Exhibit 21

List of Subsidiaries of the Small Business Issuer

Pioneer Bank (Virginia chartered Bank)
Pioneer Financial Services, LLC. (Virginia Limited Liability Company)
Pioneer Special Assets, LLC. (Virginia Limited Liability Company)